NEWS RELEASE
ASTEC Appoints New Member to Board of Directors and
Announces Retirement of Long Time Member

CHATTANOOGA, Tenn. (July 28, 2023) – Astec Industries, Inc. (Nasdaq: ASTE) announced the company’s board of directors (the "Board") elected Mr. James (Jay) Winford, a new independent director, effective as of July 27, 2023. Mr. Glen Tellock, an independent director, informed the Board he desired to retire as a member of the Board effective July 27, 2023. With the election of Mr. Winford and the retirement of Mr. Tellock, the size of the Board remains unchanged with 10 directors, 9 of whom are independent directors. Mr. Winford will also serve as a member of the Nominating and Corporate Governance Committee of the Board.

William Gehl, Chairman of Astec’s Board of Directors, said, "We would like to thank Glen for his 17 years of leadership and service on the Board. His contributions have been numerous, and we wish him the best going forward." Mr. Gehl went on to say, "We are pleased to welcome Jay to the Astec Board. Jay has extensive experience in the asphalt paving industry both as a professional engineer and business owner and operator. We look forward to benefiting from his deep knowledge and expertise as we continue to execute on our strategic priorities to drive shareholder value."

Mr. Winford currently serves as the President of Prairie Contractors, LLC, a privately held asphalt producer and highway contractor located in Opelousas, Louisiana. The company specializes in the production and construction of hot-mix asphalt pavements and operates fixed based asphalt plants and aggregate distribution facilities in south central and southwestern Louisiana. Mr. Winford has a Master of Science degree in Civil Engineering and Master of Business Administration degree, both from Tulane University. He has a Ph.D. in Civil Engineering with a concentration in Materials and Pavements, from Auburn University. Mr. Winford serves on the National Asphalt Pavement Association board, having recently served as its chairperson.

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing equipment. For more information, visit astecindustries.com and follow us on social media.

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For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com